Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference, in Registration Statement Nos. 333-85978 and 333-106837 of Fox Entertainment Group, Inc. on Form S-3, of our report relating to the consolidated financial statements of The DIRECTV Group, Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, and the related financial statement schedule. Such report, which is dated March 9, 2004 (June 2, 2004 as to the reclassification of PanAmSat Corporation as a discontinued operation, the reclassification of segment information and the change in method of accounting for subscriber acquisition costs and September 10, 2004 as to the reclassification of Hughes Software Systems Limited as a discontinued operation as described in Notes 1, 2, 16 and 18), and which expresses an unqualified opinion including an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” and the adoption of Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51,” appearing in this Annual Report on Form 10-K of Fox Entertainment Group, Inc. for the year ended June 30, 2004.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Los Angeles, California September 10, 2004